Exhibit 10ddd


                                                                  EXECUTION COPY




                            SHARE PURCHASE AGREEMENT

                                      among

                     Discount Investment Communications B.V.

                                       and

                      Discount Investment Corporation Ltd.

                                       and

                             BellSouth Holdings B.V.

                                      and,

                        for purposes of Article XII only,

                              BellSouth Corporation



                            Dated as of May 13, 2005

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") dated as of May 13, 2005, is executed among:

     (1) Discount Investment Communications B.V., a corporation duly organized under the Laws of The Netherlands, having its registered office at Rokin 55, KK Amsterdam 1012, The Netherlands ("Purchaser"); and

     (2) Discount Investment Corporation Ltd., a limited liability company duly organized under the Laws of Israel, having its registered office at 3 Azrieli Center, Triangular Tower, 44th Floor, Tel Aviv 67023 Israel, ("DIC", and, except as otherwise expressly referred to or set forth in this Agreement, together with Purchaser, the "DIC Parties", it being understood that DIC shall be jointly and severally liable in accordance with Section 13.3 for all obligations and agreements of Purchaser under this Agreement); and

     (3) BellSouth Holdings B.V., a corporation duly organized under the Laws of The Netherlands, having its legal domicile at c/o ING Management (Nederland) B.V., Teleportboulevard 140, 1043 EJ, Amsterdam, P.O. Box 2838, 1000 CV Amsterdam, The Netherlands ("Seller" and, together with the DIC Parties, the "Parties"); and

     (4) for purposes of Article XII only, BellSouth Corporation, a corporation duly organized under the laws of the State of Georgia, having its principal office at Campanile Building 1155 Peachtree St., NE, Atlanta, GA 30309, and the ultimate parent entity of Seller ("Seller Parent").



                              W I T N E S S E T H:

         WHEREAS, Seller owns 20,000 Class A shares of Tele-Man Netherlands B.V. (the "Company") representing, as of the date hereof, 50% of the total issued and outstanding share capital and voting rights of the Company (the "Subject Shares");

         WHEREAS, the Company, in turn, owns (i) approximately 69.5% of the total issued and outstanding share capital and voting rights of Cellcom Israel Ltd., a company duly organized under the Laws of Israel ("Cellcom") and (ii) 51% of the total issued and outstanding share capital and voting rights of Support Net Holding B.V., a company duly organized under the Laws of the Netherlands (which entity shall be renamed Support Net B.V. prior to the Closing Date) ("Support Net"); and

         WHEREAS, under the terms and conditions provided for in this Agreement, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all, but not less than all, of the Subject Shares.

         NOW, THEREFORE, in consideration of the respective conditions, representations, warranties, covenants, indemnifications and agreements contained in this Agreement, the Parties agree as follows:

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                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

         "Acceptable Investment Bank" means an investment bank of international standing selected and jointly engaged by the DIC Parties and Seller from among the following and whose fees and expenses shall be borne equally by the DIC Parties and Seller: Citigroup, UBS, HSBC, Morgan Stanley, J.P. Morgan Chase, Lehman Brothers or Goldman Sachs.

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any arbitration panel or Governmental Authority.

         "Acquisition Documents" means, collectively, this Agreement and any other documents delivered pursuant to this Agreement and in connection with the transactions contemplated by this Agreement.

         "Additional Subsequent Sale Transaction Payment Amount" has the meaning specified in Section 2.5(a).

         "Affiliate" means, with respect to any specified Person, any other Person that (a) directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or (b) directly, or indirectly through one or more intermediaries, either
(i) is acting in concert with or (ii) has authority, power or ability to direct decisions in respect of acquisitions and/or dispositions of securities or investments, in each case, with respect to such specified Person or any Person referenced in clause (a) in relation to such specified Person. For purposes of this Agreement, "control" with respect to the relationship between or among two or more Persons means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. For the avoidance of doubt, the Parties agree that for purposes of this Agreement other than with respect to Section 2.5 and the related definitions, no Party shall be deemed an Affiliate of any of the Company, Support Net or Cellcom.

         "Agreement" or "this Agreement" means this Share Purchase Agreement among Seller, the DIC Parties and Seller Parent (for purposes of Article XII only) and all amendments hereto made in accordance with the provisions of
Section 13.15.

         "Allocation Percentage" means with respect to any claim for indemnification pursuant to Section 9.2, with respect to (i) the Company, 50%,
(ii) Cellcom, 34.75%, and (iii) Support Net, 25.5%.

         "Articles" means the Articles of Association of the Company and all amendments thereto.

         "Assignment Agreement" has the meaning specified in Section 8.2(g).

         "Business Day" means any day other than (a) a Friday, Saturday or Sunday, or (b) any other day on which banks located in (i) Amsterdam, The Netherlands, (ii) New York, New York, or (iii) Tel Aviv, Israel, generally are closed for business.

         "Cellcom" has the meaning specified in the recitals to this Agreement.

         "Cellcom JV Agreement" means the Joint Venture Agreement, dated as of February 10, 1994, by and among Tele-Man Ltd., DIC Communication and Technology Ltd. and DIC, as amended as of March 31, 1997 (such amendment, among other things, added the Company (as successor to Tele-Man Ltd.) as a party thereto).

         "Cellcom Purchase Price Per Share" means, for purposes of Section 2.5(a), $15,777.

         "Closing" has the meaning specified in Section 8.1.

         "Closing Date" has the meaning specified in Section 8.1.

         "Closing Legal Prohibition" has the meaning specified in Section
7.1(a).

         "Closing Required Equity Holder Approvals" has the meaning specified in
Section 7.1(c).

         "Commercially Reasonable Efforts" means the efforts that a reasonable businessperson would make in like circumstances, provided, however, that under no circumstances shall Seller or the DIC Parties be obligated by the term "Commercially Reasonable Efforts" to (a) make any payment to any Person (including in connection with the obtaining of any Required Equity Holder Approvals), other than ministerial payments required by Law, or (b) file, initiate or prosecute any lawsuit, litigation, arbitration or other claim.

         "Company" has the meaning specified in the recitals to this Agreement.

         "Company Board" has the meaning specified in Section 6.10.

         "Confidential Information" has the same meaning as specified for the term "Information" in the Confidentiality Agreement.

         "Confidentiality Agreement" has the meaning specified in Section
6.4(a).

         "Contract" means any contract, agreement, lease, license, sales or work order or other legally binding commitment, obligation, undertaking or arrangement, whether oral or written, express or implied (including any mortgage or indenture).

         "DIC Parties" has the meaning specified in the second paragraph of this Agreement.

         "Equity Rights Agreements" has the meaning specified in Section 3.1(a), and, for the avoidance of doubt, includes the Articles.

         "Exchange Rate" means with respect to any currency, notwithstanding any other rates announced as official exchange rates or reflected in foreign exchange or currency markets, the average of the applicable exchange rate as published by The Wall Street Journal, Eastern Edition, or if such rate is not available for any jurisdiction, the average of the exchange rate published by Bloomberg for such jurisdiction, during the five (5) Business Day period immediately preceding the applicable date of payment.

         "General Shareholder Approval" means the approval of the shareholders of the Company pursuant to Article 13 of the Articles of Association of the Company and Sections 7(H) and 7(K)(2) of the Shareholders' Agreement of the transfer of the Subject Shares pursuant to this Agreement.

         "Governmental Authority" means the government of The Netherlands, the United States, the State of Israel, the European Union or any other country or any state, province or other political subdivision thereof or any entity, body, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or judicial body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, award, approval, consent, authorization or agreement entered by or with any Governmental Authority.

         "IDB Affiliate" means any Affiliate of IDB Holding Corporation Ltd.

         "Indemnified Person" means the Person or Persons entitled to, or claiming a right to, indemnification under Article IX.

         "Indemnifying Person" means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article IX.

         "Indemnity Deductible" has the meaning specified in Section 9.4(a).

         "Law" or "Laws" shall mean all federal, state, local or foreign statutes (including EU laws), rules, codes, regulations, ordinances, orders, decrees, rules of laws (including common laws), or governmental requirements enacted, promulgated or imposed by all Governmental Authorities, binding on or applicable to the DIC Parties, Seller or the Company and their respective Affiliates.

         "Liens" means all trusts, liens, mortgages, charges, attachments, judgments, conditional sale agreements, pledges, rights of usufruct, options, rights of first refusal, rights of possession, restrictions on transfer, voting agreements, sale/leasebacks or similar arrangements, security interests or other rights or claims of others or restrictions or encumbrances of any character whatsoever.

         "Loss" or "Losses" means any and all losses, liabilities, obligations, costs (including reasonable costs of investigation), claims, damages, awards, judgments and expenses (including reasonable legal fees and expenses and reasonable litigation costs), provided, that such fees, expenses and costs will not include the compensation of any officers, directors or employees of the DIC Parties or Seller or any other Indemnified Party or any overhead allocable to them that is incurred in investigating, defending, settling or resolving any indemnification claim for which losses are determined.

         "Majority-Owned" means any Person of which another Person, whether directly or indirectly, (a) owns a majority of its capital stock or (b) has control over or the ability to elect or designate a majority of its board of directors.

         "Material Cellcom Consents" has the meaning specified in Section 6.2.

         "Mutual Release" has the meaning specified in Section 8.2(d).

         "NAI Rules" has the meaning specified in Section 10.1(c).

         "Notarial Deed" has the meaning specified in Section 8.4.

         "Option Agreement" means the Tele-Man Netherlands B.V. Share Purchase Option granted by the Company to Seller, the form of which is attached as
Exhibit 7(K)(9) to the Shareholders' Agreement.

         "Other Equity Holders" means, at any time and from time to time, all shareholders of the Company, other than Seller.

         "Other Equity Holders Shares" has the meaning specified in Section 3.1(c).

         "Other Equity Holders Transactions" has the meaning specified in
Section 3.1(c).

         "Parties" has the meaning specified in the first paragraph of this Agreement.

         "Permitted Liens" means (a) Liens arising under the Equity Rights Agreements; and (b) extensions, renewals and replacements of Liens referred to in the foregoing clause (a).

         "Permitted Transferee" means any Person that is a Majority-Owned IDB Affiliate, so long as (a) such Person remains a Majority-Owned IDB Affiliate through the expiration of the twenty-four (24) month period described in Section 2.5(a), (b) such Person executes a joinder to this Agreement for purposes of making such Person a party to this Agreement, (c) DIC guarantees the payment and performance by such Person of all obligations of the DIC Parties under Section
2.5 of this Agreement, and (d) DIC remains fully obligated and liable under this Agreement.

         "Person" means and includes an individual, a company, a firm, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated association or any other organization of any kind.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Purchase Price Per Share" means, for purposes of Section 2.5(a), $31,250.

         "Purchaser" has the meaning specified in the first paragraph of this Agreement.

         "Purchaser Board Designee" has the meaning specified in Section 6.10.

         "Purchaser Indemnified Person" means any Affiliate of the DIC Parties or any of their or their Affiliates' respective officers, directors, employees, agents and representatives each of whom shall be an Indemnified Person under
Article IX.

         "Reimbursement Fee" has the meaning specified in Section 3.2(b).

         "Representatives" means, collectively, with respect to any Person, such Person's officers, directors, employees, agents, advisors (including financial advisors, counsel and accountants) and representatives, and with respect to Seller, any officer or director of the Company, Cellcom or Support Net or any of their Majority-Owned Affiliates who has been appointed or designated to serve in such position by Seller.

         "Required Equity Holder Approvals" has the meaning specified in Section 3.1(b).

         "Required Regulatory Approvals" means all necessary antitrust, competition, telecommunications or other regulatory consents, authorizations or approvals of, or filings or registrations with, any Governmental Authority or which are otherwise required by Law (including the Laws of the State of Israel) in connection with the execution, delivery or performance by the DIC Parties or Seller of this Agreement or any of the Acquisition Documents or the consummation by the DIC Parties or Seller of the transactions contemplated hereby or thereby.

         "Right of First Refusal Shares" has the meaning specified in Section
3.2.

         "Rights of First Refusal" has the meaning specified in Section 3.2.

         "Sale Event" means with respect to the Company (so long as it controls Cellcom) or Cellcom, a Transfer to a Third Party, so that, after such Transfer, such Third Party (taking into account Transfers by all Persons to such Third Party) owns or controls, directly or indirectly, more than 50% of the then outstanding share capital of the Company or of Cellcom or more than 50% of the voting power in the general meetings or in the respective boards of directors of the Company or of Cellcom.

         "Seller" has the meaning specified in the first paragraph of this Agreement.

         "Seller Director" has the meaning specified in Section 6.10.

         "Seller Indemnified Person" means any Affiliate of Seller or any of its or its Affiliates' respective officers, directors, employees, agents and representatives, and any officer or director of the Company, Cellcom or Support Net or any of their Majority-Owned Affiliates who has been appointed or designated to serve in such position by Seller, each of whom shall be an Indemnified Person under Article IX.

         "Seller Liabilities" has the meaning set forth in Section 12.1(a).

         "Seller Parent" has the meaning specified in the first paragraph of this Agreement.

         "Shareholders' Agreement" means the Shareholders' Agreement of the Company, dated as of March 31, 1997, by and between Seller, Amaralis Holding S.A., Amaralis Holding B.V. and the Company.

         "Subject Shares" has the meaning specified in the recitals to this Agreement.

         "Subsequent Sale Transaction" means in any one or a series of transactions, directly or indirectly, any (i) Transfer to any Third Party of all or a material part of the business, assets, properties or rights of the Company (so long as the Company controls Cellcom) and/or Cellcom, (ii) Transfer to any Third Party of any of the shares of capital stock of the Company (so long as the Company controls Cellcom) (including any of the Subject Shares or shares that were Tag Along Shares) and/or Cellcom (including, without limitation, any rights or interests in such shares, including any securities convertible into or exercisable for such shares, and any shares issued in connection with any distribution, dividend, liquidation, issuer tender offer or repurchase, exchange, stock split, recapitalization, reorganization, spin-off, split-off, merger or consolidation, or any transaction or business combination having a similar effect as the foregoing), (iii) Transfer to any Third Party pursuant to an issuer tender offer or repurchase, redemption or other repurchase or recapitalization transaction effected by the Company or Cellcom, or (iv) similar business combination and any other contract, instrument, arrangement or transaction or series of transactions having a similar effect or result as any of the foregoing clauses (i) through (iii) or that otherwise provides consideration or value, directly or indirectly, to the DIC Parties or any of their Affiliates or any other IDB Affiliate; provided, however, that there shall be excluded from a Subsequent Sale Transaction (x) any Transfers or transactions that do not result in or constitute a Sale Event, and (y) any Transfers by the DIC Parties to any Person that is a Permitted Transferee. For the avoidance of doubt, for purposes of Section 2.5(a), any securities convertible or exercisable for shares of the Company or Cellcom shall be deemed to have been converted or exercised by any Person that is the holder thereof.

         "Subsequent Sale Transaction Event" has the meaning specified in
Section 2.5(a).

         "Subsidiary Share Permitted Liens" means (a) Liens arising under contractual obligations of the Company, Cellcom and/or Support Net disclosed on
Schedule 4.2(c) that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any equity interests of Cellcom and/or Support Net; and (b) extensions, renewals and replacements of Liens referred to in the foregoing clause (a).

         "Subsidiary Shares" has the meaning specified in Section 4.2(b).

         "Support Net" has the meaning specified in the recitals to this Agreement.

         "Tag Along Rights" has the meaning specified in Section 3.3.

         "Tag Along Shares" has the meaning specified in Section 3.3.

         "Taxes" means all taxes, charges, fees, duties, levies or other assessments (including income, capital gains, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, lease, user, transfer, fuel, excess profits, occupational, environmental, capital stock, interest equalization, windfall profits, license, severance, payroll, employee's income withholding, other withholding, unemployment and social security taxes) which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto. For purposes of this Agreement, "Dutch Taxes" shall be understood to mean Taxes which are imposed by any Governmental Authority of The Netherlands and "Israeli Taxes" shall be understood to mean Taxes which are imposed by any Governmental Authority of the State of Israel.

         "Tax Ruling" means the tax exemption ruling relating to Israeli Taxes received by Seller in connection with the transactions contemplated by this Agreement attached in Hebrew, with the English translation, as Exhibit 2.4 hereto.

         "Termination Date" has the meaning specified in Section 11.1(b).

         "Third Party" means any Person (including such Person's Affiliates) who is not the DIC Parties or any Other Equity Holder or who is not a Majority-Owned Affiliate of IDB or of any Other Equity Holder.

         "Transfer" means with respect to any shares of the Company and/or Cellcom, in any transaction or series of transactions, any direct or indirect sale, transfer, assignment, exchange or other disposition, including pursuant to the transfer of any rights or interests therein or relating thereto (including pursuant to any issuance or grant of any securities convertible into or exercisable for shares of the Company and/or Cellcom).

         "Transfer Notice" has the meaning specified in Section 3.2.

         "U.S. Dollars" and the symbol "US$" mean lawful currency of the United States of America.

         Section 1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit or Schedule to, this Agreement.

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1 Purchase and Sale of Subject Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign and transfer to Purchaser, free and clear of all Liens other than Permitted Liens, and Purchaser shall purchase and assume from Seller, free and clear of all Liens other than Permitted Liens, all, but not less than all, of the Subject Shares (as appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events), and all of the voting, financial and ownership rights, liabilities and obligations in Seller's capacity as a shareholder of the Company or owner of the Subject Shares, including but not limited to (i) any preferential rights pertaining to the Subject Shares,
(ii) any retained earnings and any rights to declared and unpaid dividends in shares, kind or cash pertaining to the Subject Shares, stock premiums and reserves, as well as all the rights and actions arising from the capitalization of stock premiums, reserves, revaluations, capital adjustments, capital contributions and/or contributions of any kind that remain pending or accrued on or before the Closing Date for any cause or reason whatsoever, and (iii) any and all liabilities and obligations of Seller and/or any Affiliate of Seller to contribute capital to the Company, guarantee any Company loans, make loans to the Company or any other financial accommodations to the Company and any other rights, obligations, responsibilities or liabilities of Seller arising under the Equity Rights Agreements or in Seller's capacity as a shareholder of the Company or owner of the Subject Shares.

         Section 2.2 Purchase Price. The aggregate purchase price for the Subject Shares shall be an amount equal to the total of: (a) Six Hundred and Twenty Five Million U.S. Dollars (US$625,000,000), plus (b) all amounts payable to or on behalf of Seller (if any) pursuant to Section 2.4 or 2.5(a), minus (c) the amount of any cash dividends or distributions of shares of capital stock of Cellcom declared in respect of the Subject Shares and actually paid or distributed to Seller following the date hereof and prior to the Closing Date, with such total amount further adjusted (increased or decreased) as a result of any successful claim for indemnification under Section 9.2 or 9.3 (such aggregate amount, including all adjustments referenced in this Section 2.2, the "Purchase Price").

         Section 2.3 Payment of the Purchase Price. On the Closing Date, the Purchaser shall pay the portion of the Purchase Price referenced in Section 2.2(a) subject to reduction thereof pursuant to Section 2.2(c) to Seller by wire transfer in immediately available funds to the bank account designated and notified in accordance with Section 13.6 by Seller to the DIC Parties' at least three (3) Business Days prior to the Closing. The Purchase Price shall be paid without any set-off or counterclaim, free and clear of all commissions or expenses of any nature whatsoever, including transfer and banking fees. For the avoidance of doubt, subject to Section 2.4, Seller shall be responsible for the payment of all Taxes applicable to the sale of the Subject Shares to Purchaser, including any Dutch Taxes (but not including any transfer taxes or stamp taxes if and to the extent that such taxes are imposed on the sale of the Subject Shares and/or this Agreement and the Acquisition Documents pursuant to the Laws of The Netherlands, or solely with respect to stamp taxes, the Laws of the State of Israel, which shall be the responsibility of the DIC Parties).

         Section 2.4 Payment of Israeli Taxes. The Parties agree and acknowledge that they are entering into this Agreement in reliance upon the Tax Ruling, and its validity for all purposes, which Tax Ruling exempts Seller from the payment of any Israeli Tax on the transactions contemplated by this Agreement, and in accordance with the Tax Ruling, Purchaser shall not deduct or withhold any Israeli Taxes from the payment of the Purchase Price. Accordingly, Seller agrees that it shall be responsible for the payment of any and all Israeli Taxes (other than any stamp taxes imposed upon the sale of the Subject Shares and/or this Agreement and the Acquisition Documents pursuant to the Laws of the State of Israel) that are imposed on Seller pursuant to Israeli Law in connection with the transactions contemplated by this Agreement; provided, however, that in the event that the Tax Ruling is revoked or is otherwise not given effect for any reason whatsoever, Purchaser shall be responsible for any Israeli Taxes that are required to be paid by, or withheld from any payment hereunder to, Seller or any of its Affiliates in connection with the transactions contemplated hereby, and shall, within five (5) days after receiving written notice thereof from Seller, pay, reimburse and gross-up Seller for the full amount of all such Israeli Tax payments or withholdings, or other amounts (including any penalties, fees and interest, together with any costs and expenses relating to any tax investigation or audit, including all reasonable accountants' fees and reasonable attorneys' fees) payable in connection therewith and any amounts payable pursuant to this Section 2.4, so that after receiving such Israeli Tax payments or withholdings the amount that Seller shall have received shall equal what the Seller would have received had the Tax Ruling been given proper effect. Seller's right to payment pursuant to this Section
2.4 shall be absolute and unconditional and shall not be subject to any limitation, setoff or counterclaim of any nature whatsoever. The parties agree that payments to Seller pursuant to this Section 2.4 will be treated as a portion of the Purchase Price.

         Section 2.5  Post-Closing Sale Adjustment.

         (a) In the event that during the period beginning on the date hereof and ending twenty-four (24) months following the Closing Date, any Person announces, enters into or becomes subject to any agreement, commitment or understanding or closes or consummates a Subsequent Sale Transaction (any such event, a "Subsequent Sale Transaction Event"), the DIC Parties shall promptly provide written notice thereof to Seller in accordance with the provisions of this Agreement. Such notice will specify all of the parties and material terms, agreements and commitments relating to the Subsequent Sale Transaction and will include a certificate signed by an officer of the DIC Parties stating that there are no further agreements, commitments or understandings relating thereto, and the DIC Parties will, if requested by Seller, promptly provide Seller with copies of all such agreements, and commitments and any other related information reasonably requested by Seller. Upon the closing of a Subsequent Sale Transaction Event (whether during or after the foregoing period), the DIC Parties shall pay to Seller (or for Seller's account to any designee thereof) by wire transfer of immediately available funds to a bank account designated and notified by Seller to the DIC Parties in writing in accordance with Section 13.6, at least three (3) Business Days in advance, an amount (the "Additional Subsequent Sale Transaction Payment Amount") equal to fifty percent (50%) of the product of (x) the number of Subject Shares or, if applicable, the number of shares of Cellcom indirectly transferred to the DIC Parties pursuant to this Agreement (in each case, as appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events), multiplied by (y) the difference between (A) the fair market value of the aggregate consideration, value or benefit paid or provided by the Subsequent Sale Transaction to which Seller would have been entitled were such Subsequent Sale Transaction consummated on the date hereof, determined on a per share basis (regardless of how actually paid) and (B) the Purchase Price per share (as appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events) or the Cellcom Price Per Share (as appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events), as applicable. For purposes of determining the "Additional Subsequent Sale Transaction Payment Amount," the fair market value of any non-cash consideration paid in connection with the Subsequent Company Share Purchase shall be determined by an Acceptable Investment Bank. The Parties agree that consummation of any Subsequent Sale Transaction Event will be subject to and conditioned upon the parties thereto agreeing to be bound by, perform and make the payments required by this Section 2.5(a); provided, however, that following the satisfaction in full of all obligations under this Section 2.5(a) in connection with such Subsequent Sale Transaction, the provisions of this Section 2.5(a) shall be deemed to be terminated and of no further force and effect.

         (b) The Parties agree that any payments pursuant to this Section 2.5 will be treated as a portion of the Purchase Price, and acknowledge that they are entering into this Agreement in reliance thereupon.

         Section 2.6 Payments in Dollars. Except as otherwise provided herein or in an Acquisition Document, all payments pursuant hereto or contemplated hereby shall be made by wire transfer in U.S. Dollars in same day or immediately available funds (with all such payment amounts being calculated using the then applicable Exchange Rate if originally denominated in a currency other than U.S. Dollars).

                                  ARTICLE III
                            OTHER SHAREHOLDER RIGHTS

         Section 3.1 Company Equity Agreements. (a) Schedule 3.1 sets forth a list of all Contracts with Other Equity Holders to which Seller or the Company is a party, that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any equity interests in the Company or management of the Company, and any shareholder resolutions relating to the powers of the board of managing directors of the Company to approve the transactions contemplated herein (collectively, and as may be amended after the date hereof in accordance with Section 6.11, the "Equity Rights Agreements").

         (b) From the date of this Agreement until the Closing Date, Seller shall use its Commercially Reasonable Efforts to obtain, or cause to be obtained, all of the necessary consents, waivers, modifications, approvals, certificates and other documents required to be obtained pursuant to the Equity Rights Agreements in connection with the transactions contemplated herein (collectively, the "Required Equity Holder Approvals"). Notwithstanding anything to the contrary set forth in this Article III or otherwise, none of the DIC Parties, any of their Affiliates or any of their respective Representatives shall, directly or indirectly, engage in any communications, negotiations, solicitations or other discussions with Other Equity Holders with respect to obtaining the Required Equity Holder Approvals without obtaining the prior written consent of Seller, not to be unreasonably withheld or delayed. The DIC Parties agree to use their Commercially Reasonable Efforts to take any actions reasonably necessary at such times and in such manner as reasonably requested in good faith and in a manner consistent with this Agreement by Seller in order to aid Seller in obtaining the Required Equity Holder Approvals and to aid Seller in complying with the terms and conditions of the Equity Rights Agreements, including providing Seller with all information reasonably requested by the Other Equity Holder, to the extent that such information applies to the DIC Parties or any of their Affiliates.

         (c) Following the execution of this Agreement, the DIC Parties shall be permitted to communicate, negotiate, solicit or hold discussions with any Other Equity Holder relating to any proposals, offers or transactions whatsoever related to the purchase of the shares of the capital stock of the Company (the "Other Equity Holders Shares") owned by such Other Equity Holder or to any other Transfer relating to the Company or Cellcom (such transactions are referred to herein collectively as the "Other Equity Holders Transactions") as it desires in a manner consistent with this Agreement, provided, that the DIC Parties will promptly (but in any event within seventy-two (72) hours) provide Seller with
(i) copies of any agreements, communications, inquiries, proposals or offers provided to any Other Equity Holder, or, to the extent that any such agreements, communications, inquiries, proposals or offers have been made orally, a written summary thereof, and any (ii) other information as reasonably requested by Seller relating to any such Other Equity Holders Transactions.

         (d) Seller and the DIC Parties agree that at the Closing, Seller will assign, and Purchaser will assume, all of Seller's rights, obligations, responsibilities and liabilities under the Equity Rights Agreements. Seller and the DIC Parties shall take any and all other actions necessary in connection with the assignment and assumption of such Equity Rights Agreements, including, in the case of Purchaser, furnishing the Company or any Other Equity Holders with any letters of acceptance or other documents necessary to effect such assignment pursuant to the Equity Rights Agreements.

         Section 3.2 Sale of Shares Pursuant to Rights of First Refusal; Reimbursement Fee. (a) The Equity Rights Agreements provide for, among other things, rights of first refusal to the Other Equity Holders to purchase the Subject Shares ("Rights of First Refusal") that become exercisable as a result of the transactions contemplated by this Agreement. In connection with its compliance with such Rights of First Refusal, Seller shall provide a notice to the Other Equity Holders (a "Transfer Notice") in accordance with the provisions of the Equity Rights Agreements, which Transfer Notice shall incorporate all of the terms and conditions of this Agreement, including the Purchase Price as provided herein. Seller shall be entitled to provide the Other Equity Holders with a copy of this Agreement and such other relevant information as the Other Equity Holders may request in connection with their potential exercise of the Rights of First Refusal, and the DIC Parties will cooperate with Seller in providing such information to the extent available to the DIC Parties. In the event that, prior to the Closing, any one or more of such Other Equity Holders makes a bona fide election to exercise its Rights of First Refusal with respect to the Subject Shares in accordance with the provisions of the Equity Rights Agreements (the "Right of First Refusal Shares"), then, (i) until the closing of the sale of such Right of First Refusal Shares, Seller's obligations to perform this Agreement with respect to the Right of First Refusal Shares shall be suspended, (ii) if the closing of the sale of such Right of First Refusal Shares has occurred, this Agreement shall automatically terminate as to the Parties hereto as of the date hereof (and any of their respective permitted successors and assigns) (except as to

Sections 3.2(b), 6.4, 13.1 and 13.10, which shall survive such termination), and
(iii) if the closing of the sale of such Right of First Refusal Shares has not occurred by December 31, 2005, the DIC Parties shall have the right to terminate this Agreement pursuant to Section 11.1(b) (and Seller shall have no right to extend the termination date as otherwise provided in the first proviso of such
Section 11.1(b)).

         (b) In the event that one or more Other Equity Holders makes a bona fide election to exercise its Rights of First Refusal with respect to all of the Subject Shares (such that all of the Subject Shares are deemed Right of First Refusal Shares), Seller hereby agrees to pay to the DIC Parties by wire transfer of immediately available funds the amount of $18,000,000 (the "Reimbursement Fee") upon the closing of the sale of the Right of First Refusal Shares in order to reimburse the DIC Parties for incurring costs and expenses, committing funds and financial resources, and foregoing opportunities in connection with pursuing, negotiating and entering into this Agreement and complying with and performing under this Agreement. The Seller shall pay the Reimbursement Fee to an account designated by the DIC Parties to Seller in writing in accordance with
Section 13.6 at least three (3) Business Days in advance. Notwithstanding the foregoing, in the event that, during the eighteen (18) month period following the closing of the sale of the Right of First Refusal Shares, the DIC Parties or any IDB Affiliates engage in a Subsequent Sale Transaction (disregarding, for this specific purpose, whether a Sale Event occurs), then the DIC Parties shall promptly return the Reimbursement Fee to Seller. For the avoidance of doubt, upon payment by Seller of the Reimbursement Fee pursuant to this Section 3.2(b), notwithstanding any provision to the contrary contained herein, other than the obligations of the DIC Parties pursuant to this Section 3.2(b), no Party shall have any obligation or liability of any kind whatsoever to any other Party under this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

         Section 3.3 Purchase of Shares Pursuant to Tag Along Rights. The Shareholders' Agreement provides for, among other things, tag along rights to the Other Equity Holders to sell the Other Equity Holders Shares ("Tag Along Rights") that become exercisable as a result of the transactions contemplated by this Agreement. In the event that, prior to the Closing, any one or more of such Other Equity Holders makes a bona fide election to exercise its Tag Along Rights at the same price per share (i.e., the Purchase Price Per Share (as appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events)) as is being paid pursuant to Section 2.2 with respect to some or all of the Other Equity Holders Shares (the "Tag Along Shares"), the DIC Parties hereby agree to take all actions requested by Seller in its reasonable discretion at the times and in the manner necessary in order to ensure compliance with the terms and conditions of the Shareholders' Agreement relating to the Tag Along Rights and to purchase the Tag Along Shares in accordance with the terms and conditions set forth in the Shareholders' Agreement (which in any event shall require that the purchase of the Tag Along Shares be subject to the same terms and conditions as set forth in this Agreement). Seller shall be entitled to provide the Other Equity Holders with a copy of this Agreement and such other information as the Other Equity Holders may request in connection with their potential exercise of the Tag Along Rights, and the DIC Parties will cooperate with Seller in providing such information to the extent available to it. In the event that any Other Equity Holder exercises its Tag Along Rights, the DIC Parties shall use Commercially Reasonable Efforts to cause the closing with respect to the Tag Along Shares to occur on the same day as the Closing. For the avoidance of doubt, the DIC Parties hereby acknowledge that, in the event of the exercise of the Tag Along Rights of the

Other Equity Holders under the Shareholders' Agreement, DIC may be required to cause Purchaser to purchase all of the issued and outstanding shares of the Company.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to the DIC Parties to enter into this Agreement, Seller hereby represents and warrants to the DIC Parties with effect on the date hereof and on the Closing Date as follows. Solely as to the representations and warranties contained in Sections 4.3 and 4.5 through 4.10 below (i) the phrase "material to the Company" shall be understood to mean in an aggregate amount or having an aggregate value in excess of 2 million Euros, and (ii) the phrase "material adverse effect on the Company" shall be understood to refer to an adverse effect on the Company that could be reasonably expected to result in an aggregate Loss of more than 2 million Euros. For the avoidance of doubt, unless otherwise expressly stated herein, the representations and warranties contained in this Article IV are being made solely with respect to the Company, and in no event is any representation or warranty being made, directly or indirectly, with respect to Cellcom or Support Net.

         Section 4.1 Organization and Authority. Seller is duly organized and validly existing under the laws of its jurisdiction of organization and has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the DIC Parties) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

         Section 4.2  Capitalization.

         (a) Schedule 4.2(a) hereto is a true and accurate description of Seller's direct and indirect ownership interests in the Company, Cellcom and Support Net.

         (b) Seller owns all of the Subject Shares. The Subject Shares are validly issued, fully paid and nonassessable. Seller has good and valid title to, and sole record and beneficial ownership of, the Subject Shares. The Subject Shares are held by Seller free and clear of all Liens, other than Permitted Liens. With respect to each of Cellcom and Support Net, the Company owns the number and type of issued and outstanding equity and voting interests set forth on Schedule 4.2(a) (the "Subsidiary Shares"). The Subsidiary Shares are validly issued, fully paid and, in the case of Support Net, nonassessable. The Company has good and valid title to, and sole record and beneficial ownership, of the Subsidiary Shares. The Subsidiary Shares are held by the Company free and clear of all Liens, other than Subsidiary Share Permitted Liens.

         (c) Except as set forth in Schedule 4.2(c) there are no equity interests issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character that are binding on Seller obligating Seller or the Company to purchase, transfer, sell, hold or vote or cause the issuance, transfer, sale, holding or voting of, any equity interests of the Company and/or Support Net. Except as set forth on Schedule 4.2(c), to Seller's knowledge, there are no outstanding contractual obligations of the Company that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any equity interests in the Company and/or Support Net.

         (d) Except as set forth in Schedule 4.2(c) and/or in the Equity Rights Agreements, to Seller's knowledge, there are no voting trusts or other agreements or understandings to which Seller, the Company or Support Net is a party with respect to the voting of the capital stock of any of the Company, Cellcom or Support Net.

         Section 4.3 No Conflict. The execution, delivery and performance of this Agreement by Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the deed of incorporation or other organizational documents of Seller, (b) assuming that all Required Regulatory Approvals have been obtained, violate any material Law or Governmental Order applicable to Seller and/or the Company (but not applicable to Cellcom or Support Net), or (c) except as set forth in the Equity Rights Agreements, violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement of Seller and/or the Company (or result in the creation of any Lien, other than Permitted Liens, on any of the Subject Shares sold by Seller or on any of the assets or properties of Seller or the Company (excluding the Company's investment in Cellcom and Support Net), or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing, to which Seller or the Company is a party or by which any of the Subject Shares sold by Seller or any of such assets or properties (excluding the Company's investment in Cellcom and Support Net) is bound or affected (other than as set forth in Schedule 4.2(c)), in the case of the foregoing clause (c), which could materially and adversely affect such Seller's ability to perform its obligations hereunder or, as applicable, which would have a material adverse effect on the Company.

         Section 4.4 Consents and Approvals. Other than the Required Regulatory Approvals and the Required Equity Holder Approvals, the execution, delivery and performance of this Agreement by Seller, including the sale of the Subject Shares by Seller to Purchaser in the manner contemplated in this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or, with respect to Seller, any other Person. To Seller's knowledge, there are no Laws, conditions or other matters with respect to Cellcom that would render it unlikely that the DIC Parties and/or Seller would be able to obtain a Required Regulatory Approval or Material Cellcom Consent.

         Section 4.5  Material Assets and Liabilities.  (a)  Attached hereto as
Schedule 4.5(a) is a copy of the unconsolidated and unaudited balance sheet of the Company as of March 31, 2005.

Except as set forth on Schedule 4.5(a), the Company has no assets, obligations, guarantees or liabilities that are material to the Company.

         (b) Support Net has no obligations or liabilities of any kind or nature to which the Company would become obligated, responsible or liable that are material to the Company. The Company has no obligation to make any payments to Support Net that are material to the Company.

         (c) Notwithstanding any provision to the contrary contained in this Agreement, no representation or warranty is made in this Agreement with respect to (i) Cellcom, including, but not limited to, its financial statements, assets or liabilities, other than as set forth in Section 4.2(a) or 4.2(b) or 4.2(d), or (ii) Support Net, including, but not limited to, its financial statements, assets or liabilities, other than as set forth in Sections 4.5(b).

         Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fees or other fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which the DIC Parties or the Company shall be liable.

         Section 4.7 Litigation. No Action, is pending or, to Seller's knowledge, threatened against the Company or any of its properties or business (excluding Cellcom and Support Net), before any arbitration board or Governmental Authority, which would reasonably be expected to have a material adverse effect on the Company. The Company is not a party to or subject to the provisions of any Governmental Order which would materially and adversely affect the Sellers' ability to perform its obligations hereunder. There is no judgment, decree or order against Seller and no Action is pending, or, to Seller's knowledge, threatened against Seller that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, no representation or warranty is being made herein with respect to any Action of any kind whatsoever involving any Other Equity Holder, including in connection with the obtaining of any Required Equity Holder Approvals, other than that Seller is not aware of any such Action as of the date of this Agreement.

         Section 4.8 Taxes. The Company has accurately prepared and timely filed all tax returns and reports in respect of Dutch Taxes and any other non-Israeli Taxes that are material to the Company and are required to be filed by it under applicable law which, if not filed, would reasonably be expected to have a material adverse effect on the Company. All tax returns and reports of the Company in respect of Dutch Taxes and any other non-Israeli Taxes are true and correct in all material respects and the Company has paid on time all Dutch Taxes and other non-Israeli Taxes and other assessments due where the failure to pay would have a material adverse effect on the Company. No deficiency assessment or proposed adjustment for Dutch Taxes and any other non-Israeli Taxes relating to the income or payroll of the Company is pending that is material to the Company.

         Section 4.9 Material Agreements. Schedule 4.9 contains a true and complete list of all material contracts and agreements (oral or written) to which the Company is a party or by which its property (other than Cellcom or Support Net) is bound that are material to the Company.

         Section 4.10 Related-Party Transactions. Except as contemplated by the Equity Rights Agreements, none of Seller or its Affiliates has (a) a direct or indirect interest in any Person or entity which (i) furnishes or sells goods or services which are furnished or sold or are proposed to be furnished or sold to the Company in an amount that is material to the Company, or (ii) purchases from the Company any goods or services in consideration of an amount that is material to the Company, or (b) a direct or indirect beneficial interest in any Contract or agreement to which the Company is a party or by which it may be bound or affected that is material to the Company.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF DIC PARTIES

         As an inducement to Seller to enter into this Agreement, the DIC Parties hereby represent and warrant to Seller with effect on the date hereof and on the Closing Date as follows. For the avoidance of doubt, all representations and warranties contained in this Article V are made jointly and severally by each of DIC and Purchaser.

         Section 5.1 Organization and Authority. DIC is a limited liability company duly organized and validly existing under the Laws of its jurisdiction of organization and Purchaser is a corporation duly organized and validly existing under the Laws of its jurisdiction of organization, and each of DIC and Purchaser has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the DIC Parties, the performance by the DIC Parties of their obligations hereunder and the consummation by the DIC Parties of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the DIC Parties. This Agreement has been duly executed and delivered by the DIC Parties, and (assuming due authorization, execution and delivery by Seller and Seller Parent) this Agreement constitutes a legal, valid and binding obligation of the DIC Parties enforceable against the DIC Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies, by principles of equity or by the terms hereof.

         Section 5.2 No Conflict. The execution, delivery and performance of this Agreement by the DIC Parties do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation and incorporation or other organizational documents of the DIC Parties, (b) assuming that all Required Regulatory Approvals have been obtained, conflict with or violate any material Law or Governmental Order applicable to the DIC Parties, or
(c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which either of the DIC Parties is a party or by which any of their respective assets or properties is bound or affected, in the case of the foregoing clause (c), which could materially and adversely affect the ability of either of the DIC Parties to perform its obligations hereunder.

         Section 5.3 Consents and Approvals. Other than any Required Regulatory Approvals, the execution, delivery and performance of this Agreement by the DIC Parties do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or, with respect to the DIC Parties, any other Person.
To the DIC Parties' knowledge, there are no Laws, conditions or other matters with respect to Cellcom that would render it unlikely that the DIC Parties and/or Seller would be able to obtain a Required Regulatory Approval or Material Cellcom Consent.

         Section 5.4 Financing. The DIC Parties have, and at the Closing will have, sufficient cash resources and binding financing commitments in each case reasonably satisfactory to Seller that provide sufficient funds in the aggregate to pay in cash any and all amounts necessary to consummate the payments and transactions contemplated hereby and in the Acquisition Documents, including the purchase of the Subject Shares as well as the Tag Along Shares, if the purchase of the Tag Along Shares shall be required. Consistent with the foregoing, the DIC Parties will have delivered to Seller on or prior to the date hereof (i) the balance sheet of DIC as of December 31, 2004, prepared in accordance with Israeli generally accepted accounting principles, (ii) a Hebrew copy of the draft prospectus or similar document intended to be filed with the securities authority of the State of Israel, together with a letter from DIC addressed to Seller Parent, evidencing the intention of DIC to conduct a rights offering in May 2005 (the "DIC Rights Offering"), and (iii) a letter from IDB Development Corporation Ltd. addressed to DIC evidencing its irrevocable commitment to exercise its right to participate in the DIC Rights Offering with the expectation of investing approximately NIS1,500,000,000. The draft prospectus has been provided by the DIC Parties to Seller on a confidential basis and Seller is hereby made aware that at the date hereof the draft is a non-public document. The DIC Parties shall provide Seller with any amendments to the prospectus evidencing the DIC Rights Offering filed with the securities authority of the State of Israel after the date hereof.

         Section 5.5 Condition of the Company. Notwithstanding anything contained in this Agreement to the contrary, the DIC Parties acknowledge and agree that neither Seller nor the Company or any of their respective Affiliates, nor any of Seller's, the Company's or any of their Affiliates' respective Representatives, is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article IV (as modified by the Schedules hereto), including as to projections, forecasts or forward-looking statements provided to the DIC Parties or the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Seller, the Company, their Affiliates or their Representatives to the DIC Parties, any of their Affiliates or their Representatives or any information that is not included in this Agreement or any Schedule hereto.

         Section 5.6 Acknowledgment. Each of the DIC Parties acknowledges that it has voluntarily decided to enter into this Agreement, to purchase the Subject Shares from Seller and to consummate the transactions contemplated herein.
Each of the DIC Parties hereby confirms that (i) it has had adequate opportunity to select and consult with its financial, tax, accounting and legal advisors regarding the terms, conditions, rights and obligations set forth in this Agreement, (ii) it and its Representatives have had full access to and received all material information (legal, financial and otherwise) concerning the business and financial condition of the Company, Cellcom and Support Net, and have had all requests for information satisfied, prior to the date of this Agreement, (iii) it and its Representatives have had full opportunity to discuss with, and ask questions of, any Person authorized to act on behalf of any other party hereto regarding this Agreement and the transactions contemplated herein, (iv) it is aware of and has had full access to and has received all material information regarding any Contracts, transactions or other arrangements relating to Cellcom, and (v) it understands the terms of the transactions contemplated hereby, including, without limitation, the basis for determination of the Purchase Price Per Share and the Cellcom Purchase Price Per Share. Each of the DIC Parties acknowledges that neither Seller nor the Company or any of their respective Affiliates, nor any of Seller's, the Company's or any of their Affiliates' respective Representatives, has given it any investment advice, credit information, or opinion on whether the purchase of the Subject Shares and whether the assumption of the related obligations by the DIC Parties is prudent, nor any advice as to the legal financial, accounting or tax implications of the transactions contemplated in this Agreement. Each of the DIC Parties further acknowledges and agrees that in entering into this Agreement and any Acquisition Document, the DIC Parties do not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding of any person (whether party to this Agreement or not) other than as expressly set forth in Article IV of this Agreement.

         Section 5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fees or other fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the DIC Parties for which Seller shall be liable.

                                   ARTICLE VI
                                    COVENANTS

         Section 6.1 Implementing Agreement. Subject to the terms and conditions hereof, each of the DIC Parties and Seller shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use Commercially Reasonable Efforts to consummate the transactions contemplated hereby. Each of the DIC Parties and Seller shall promptly give written notice to the other Party upon becoming aware of the occurrence, or impending or threatened occurrence, of any event which could cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and will use its Commercially Reasonable Efforts to prevent or promptly remedy the same.

         Section 6.2 Consents and Approvals. From the date of this Agreement until the Closing Date, Seller and the DIC Parties shall each use Commercially Reasonable Efforts to cause the Company and/or Cellcom to, obtain (i) all consents, approvals, certificates and other documents required in connection with the performance of this Agreement and the Acquisition Documents and the consummation of the transactions contemplated hereby and thereby (other than the Required Equity Holder Approvals, which shall be treated as set forth in Article
III), and (ii) all consents under Contracts of Cellcom required in connection with the consummation of the transactions contemplated by this Agreement the absence of which in Seller's reasonable judgment would have a material adverse effect on the business of Cellcom (such consents, other than any consent relating to any indebtedness of Cellcom, are defined as the "Material Cellcom Consents"). The DIC Parties will cooperate with Seller in obtaining such Material Cellcom Consents. Seller and the DIC Parties shall, subject to applicable Law and the rights of the Other Equity Holders pursuant to the Equity Rights Agreements, each use Commercially Reasonable

Efforts to cause the Company and/or Cellcom to, promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date with respect to the Company and/or Cellcom by or on behalf of Seller or the DIC Parties, respectively, or the Company pursuant to any applicable Law in connection with this Agreement, the Acquisition Documents and the transactions contemplated hereby and thereby or any Material Cellcom Consent. The DIC Parties (A) shall promptly (but in no event later than ten (10) days after the execution of this Agreement) notify Seller of all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of the DIC Parties or any of their Affiliates pursuant to any applicable Law or Contract in connection with this Agreement, the Acquisition Documents and the transactions contemplated hereby and thereby, and (B) shall promptly make, or cause their Affiliates to make, all such filings, applications, statements and reports. The DIC Parties and Seller shall each keep the other Party informed as to the status and timing of obtaining any of the consents, approvals, filings, applications, statement and reports described in this Section 6.2 for which it responsible, including any Material Cellcom Consents.

         Section 6.3  Preservation of Books and Records; Access.

         (a) For a period of seven (7) years after the Closing Date or such other period required by applicable Law, the DIC Parties shall preserve and retain, and use Commercially Reasonable Efforts to cause the Company to preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Company, Cellcom and Support Net (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company, Cellcom and Support Net prior to the Closing Date which are in the possession of the Company on the Closing Date. Notwithstanding the foregoing, during such seven (7) year period, the DIC Parties may, and may permit the Company to, dispose of any such books and records which are offered to, but not accepted by, Seller. If at any time after such seven (7) year period the DIC Parties intend to dispose, or permit the Company to dispose, of any such books and records, the DIC Parties shall not do so without first offering such books and records to Seller. The provisions of this Section 6.3(a) shall cease to apply in the event of a subsequent sale or disposition of the Company, Cellcom and/or Support Net by the DIC Parties; provided, however, that the DIC Parties shall cause the subsequent owner(s) of the Company, Cellcom and/or Support Net, as the case may be, to assume the obligations of the DIC Parties set forth in this Section 6.3.

         (b) After the Closing Date, subject to any confidentiality provisions in the Equity Rights Agreements and the Cellcom JV Agreement that continue in existence following the Closing Date, the DIC Parties shall use Commercially Reasonable Efforts to cause the Company and/or Cellcom to permit Seller and its Representatives to have reasonable access to, and to inspect at Seller's expense, all books and records referred to in Section 6.3(a) in the event of any litigation, arbitration or dispute or any threatened litigation, arbitration or dispute, or in connection with insurance matters, tax filings, accounting and financial reporting of Seller and its Affiliates, and to meet with officers and employees of the DIC Parties, the Company and Cellcom as may reasonably be requested by Seller on a mutually convenient basis in order to obtain explanations with respect to such books and records and to obtain additional information and to call such officers and employees as witnesses (or shall otherwise provide such information and use Commercially Reasonable Efforts to arrange such meetings under a separate confidentiality agreement).

         (c) Seller and the DIC Parties agree and confirm that to the extent the books and records described in this Section 6.3 relate to Seller, such books and records shall be deemed the Confidential Information of Seller, so long as they do not fall within any of the exceptions to Confidential Information.

         Section 6.4  Confidentiality.

         (a) The DIC Parties acknowledge and agree that the access and information provided to the DIC Parties in connection with the transactions contemplated by this Agreement are subject to the terms of the Non-Disclosure Agreement, dated March 18, 2005, between Seller Parent and DIC attached as
Exhibit 6.4(a) hereto (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

         (b) Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company, Cellcom or Support Net; provided, however, that the DIC Parties acknowledge that any and all other information provided to it by Seller or its Representatives concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

         (c) In the event that this Agreement is duly terminated for any reason, notwithstanding anything to the contrary contained in the Confidentiality Agreement, promptly (but in any event no later than ten (10) Business Days) following such termination, the DIC Parties shall, and shall cause its Representatives to, (i) return to Seller all Confidential Information (and all copies, reproductions or extracts of Confidential Information) furnished to the DIC Parties and the DIC Parties' Representatives by or on behalf of Seller or the Company or have an executive officer of the DIC Parties certify to Seller that all copies, reproductions or extracts have been destroyed and (ii) destroy all Confidential Information prepared by the DIC Parties or the DIC Parties' Representatives that contains, or reflects or is based upon, in whole or in part, information furnished to the DIC Parties or the DIC Parties' Representatives by or on behalf of Seller or the Company; provided, however, that copies of such information may be maintained solely to the extent reasonably required to support the basis for such termination. Such destruction shall be certified in writing to Seller by each of an executive officer of the DIC Parties and an authorized officer of the DIC Parties supervising such destruction. Notwithstanding the return or destruction of the Confidential Information, the DIC Parties and the DIC Parties' Representatives will continue to be bound by the obligations of confidentiality and other obligations under this Agreement and the Confidentiality Agreement.

         Section 6.5 Compliance with Laws. The DIC Parties and Seller each agree that, in seeking to comply with this Agreement, including obtaining the Required Equity Holder Approvals, the DIC Parties and Seller and each of their respective Representatives shall comply with all applicable Laws and shall not in any manner, directly or indirectly, induce, solicit, encourage (or permit the encouragement of), instruct or in any manner direct any Representative of the Company or Cellcom to take or omit to take any actions that could violate applicable Law or the policies of the Company or Cellcom. For the avoidance of doubt, nothing in this Section shall permit either the DIC Parties or Seller to derogate from such Party's obligations under this Agreement, including the DIC Parties' obligations under
Section 2.4.

         Section 6.6  Tax Matters.

         (a) The DIC Parties will not make an election under Section 338 of the United States Internal Revenue Code of 1986, as amended, with respect to the Company.

         (b) Prior to the first day of the first calendar year following the Closing Date: (i) the DIC Parties will not permit or take any action to cause the Company to sell or otherwise dispose of any of the shares or other interests in Cellcom currently owned by the Company, (ii) except as required by applicable Law the DIC Parties will take all actions necessary to cause Cellcom not to take any action or enter into any transaction outside the ordinary course of business, consistent with past practices, and to continue to be engaged in the active conduct of its current business, and (iii) the DIC Parties will not liquidate the Company, merge the Company into another entity, cause there to occur a split-off or spin-off transaction involving the Company or cause the Company to acquire more than an insignificant amount of assets other than shares of Cellcom; provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent the DIC Parties from causing the liquidation of the Company, so long as at such time, the Company is wholly-owned by the DIC Parties or by another IDB Affiliate that is organized under the Laws of The Netherlands and that is treated as a corporation for U.S. federal income tax purposes.

         (c) After the Closing Date, to the extent reasonably required by Seller, the DIC Parties shall use Commercially Reasonable Efforts to cause the Company to provide to Seller, without delay, such information of the Company and access to, and copies of, the corporate books and records of the Company, including such information relating to SupportNet or Cellcom and Purchaser, and shall use Commercially Reasonable Efforts to provide such other assistance (e.g., by making available employees to provide additional information and explanation of any materials so provided) as may reasonably be requested by Seller, as being necessary or incidental to Seller in properly fulfilling its obligations pursuant to Tax Laws and regulations or otherwise dealing with Tax affairs in respect of the period prior to the Closing.

         (d) If, after the Closing, the Company is notified of a Tax audit, or receives an assessment or other correspondence from the Tax authorities with respect to the period prior to the Closing, the DIC Parties shall (and the DIC Parties shall use Commercially Reasonable Efforts to cause the Company to) promptly inform Seller, and Seller and the DIC Parties shall consult with each other and with the Company and seek agreement on the appropriate course of action, taking into account the best interests of Seller.

         Section 6.7 Conduct of the Business of the Company. From the date of this Agreement until the Closing Date, Seller shall, subject to applicable Law and the rights of the Other Equity Holders pursuant to the Equity Rights Agreements, use Commercially Reasonable Efforts to cause (i) the Company to operate in the ordinary course of business consistent with the past practices of the Company, and (ii) the Company not to acquire a significant equity interest in any other Person or commit to provide Cellcom or Support Net with any additional financing.

         Section 6.8 Audited Financial Information. Prior to the Closing Date, Seller shall, subject to applicable Law and the rights of the Other Equity Holders pursuant to the Equity Rights Agreements, use Commercially Reasonable Efforts to provide to the DIC Parties audited financial statements of the Company with accompanying notes, prepared in accordance with generally accepted accounting principles for the fiscal year ended March 31, 2005. The DIC Parties understand that such financial statements shall not be available for distribution to the DIC Parties prior to July 31, 2005.

         Section 6.9 Waiver of Claims. Seller shall use Commercially Reasonable Efforts to obtain and deliver to the DIC Parties a waiver of any and all claims against the Company, Cellcom and Support Net from each Seller Director concurrently with the resignation and replacement of the Seller Directors, in substantially the form attached hereto as Exhibit 6.9(a). At such time as the DIC Parties or any IDB Affiliate, or any of their respective Affiliates, has sufficient power to cause the Company, Cellcom or Support Net to do so, the DIC Parties shall cause each of the Company, Cellcom and Support Net to deliver to each Seller Director a waiver of any and all claims that the Company, Cellcom and Support Net may have against each such Seller Director, in substantially the form attached hereto as Exhibit 6.9(b).

         Section 6.10 Replacement of Seller Directors. (a) Seller shall call a general meeting of the shareholders of the Company, which meeting shall take place on or prior to the Closing Date and/or arrange for the execution of a written shareholders' resolution for the purpose of appointing to the board of managing directors of the Company (the "Company Board") the managing director(s) that the Purchaser shall be entitled to designate upon the consummation of the transactions contemplated by this Agreement (each such managing director, a "Purchaser Board Designee"). In the event that the Purchaser Board Designee(s) are not appointed to the Company Board as of the Closing Date, then, until such time as the Purchaser Board Designee(s) are appointed to the Company Board, and so long as the DIC Parties have entered into a director indemnification agreement in the form attached hereto as Exhibit 6.10 with each Seller Director, Seller shall, insofar as it is able under applicable law, use Commercially Reasonable Efforts to cause each of its designees (and each of their respective alternates, if any) to the Company Board and the board of managing directors of Support Net and the board of directors of Cellcom (each such designee or alternate, a "Seller Director") to continue to serve as members of the Company Board and/or the board of directors of Cellcom and/or the board of managing directors of Support Net and/or the board of directors of any other entity on which such person serves at the request of the Company, Cellcom or Support Net as if designated by the DIC Parties; provided, however, that in no event shall Seller or any Seller Director be (i) obligated to undertake any act or omission that may result in a breach of applicable law (including, without limitation, breaches of any of such Seller Director's duties as a director, officer, trustee, agent, or fiduciary of the Company, Support Net, Cellcom, or any other corporation, partnership, joint venture, employee benefit plan, trust, entity, or enterprise of any kind whatsoever, as applicable) or the licenses held by Cellcom, or (ii) be precluded from appointing any alternate director to be designated by the DIC Parties from time to time, and any replacement or termination of such alternate shall not constitute a breach by Seller of the provisions of this Section 6.10(a).

         (b) At any time following the date hereof the DIC Parties may request that any Seller Director that is a member of the board of directors of Cellcom tender his resignation from such board of directors, such resignation to be effective immediately following the Closing, it being understood that notwithstanding the provisions of paragraph (a) above, upon any such requested resignation Seller shall take all reasonable actions to appoint a Purchaser Board Designee to the board of directors of Cellcom as a replacement for such director.

         Section 6.11 Equity Right Agreements. From the date of this Agreement until the Closing Date, Seller shall not amend or agree to amend any provision of any of the Equity Rights Agreements in any manner that would reasonably be expected to be materially adverse to Purchaser following the consummation of the transactions contemplated hereby without the DIC Parties' prior written consent.

                                  ARTICLE VII
                         CONDITIONS PRECEDENT TO CLOSING

         Section 7.1 Mutual Conditions to Closing. Subject to the terms and conditions of this Agreement, the obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                 (a) No Governmental Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement and the Acquisition Documents, unless such Governmental Order would not result in the operation of the business of the Company following the Closing Date (assuming the Closing Date occurs) in a manner that is materially adverse or detrimental to the conduct of the business of the Company and the business of Cellcom, taken as a whole, as compared to the conduct of the business of the Company and the business of Cellcom, taken as a whole, on the date hereof (a "Closing Legal Prohibition").

                 (b) The Parties shall have obtained all Required Regulatory Approvals that are necessary in order to permit the consummation of the transactions contemplated by this Agreement and the Acquisition Documents and to permit the operation of the business of the Company and Cellcom, taken as a whole, following the Closing Date in a manner that is not materially adverse or detrimental as compared to the conduct of the business of the Company and Cellcom, taken as a whole, as of the date hereof.

                 (c) The Parties shall have obtained all Required Equity Holder Approvals the absence of which, in Seller's reasonable judgment, would reasonably be expected to have a material adverse effect on the ability of the DIC Parties and Seller to consummate the transactions contemplated by this Agreement ("Closing Required Equity Holder Approvals").

                 (d)  All Material Cellcom Consents shall have been obtained.

                 (e)  The General Shareholder Approval shall have been obtained.

         Section 7.2 Conditions Precedent to Obligations of the DIC Parties on the Closing Date. The obligation of the DIC Parties to consummate the transactions contemplated by this

Agreement on the Closing Date shall be subject to the satisfaction (or waiver by the DIC Parties), on or prior to the Closing Date, of the following conditions precedent:

                 (a) Representations and Warranties of Seller. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement (but solely for purposes of this Section 7.2(a)), the representations and warranties of Seller contained in Sections 4.1 through 4.4 shall also be true and correct in all material respects on the Closing Date as though made by Seller as of the Closing Date (it being understood that Seller shall be permitted to update Schedule 4.2(c) to reflect any amendments to the Equity Rights Agreements permitted by Section 6.11, and that any such updates shall be taken into account for purposes of satisfying the closing condition contained in this Section 7.2(a)); provided, however, further, that for purposes of this Section 7.2(a), the phrase "in all material respects" shall be understood to take into account the investment by the Company in Cellcom and Support Net.

                 (b) Performance of Covenants. Seller shall have performed and complied with all covenants and obligations required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date except where the failure to so perform or comply would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

                 (c) Officer's Certificate. Seller shall have delivered to the DIC Parties a certificate dated as of the Closing Date, signed by a senior officer of Seller, certifying as to compliance with Sections 7.2(a) and 7.2(b).

         Section 7.3 Conditions Precedent to Obligations of Seller on the Closing Date. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of all of the following conditions precedent:

                 (a) Representations and Warranties of the DIC Parties. All representations and warranties of the DIC Parties set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made by the DIC Parties as of the Closing Date.

                 (b) Performance of Covenants. The DIC Parties shall have performed and complied with all covenants, and obligations required by this Agreement to be performed or complied with by the DIC Parties prior to or on the Closing Date except where the failure to so perform or comply would not reasonably be expected to have a material adverse effect on the ability of the DIC Parties to consummate the transactions contemplated by this Agreement.

                 (c) Officer's Certificate. The DIC Parties shall have delivered to Seller a certificate dated as of the Closing Date, signed by an officer of the DIC Parties, certifying as to compliance with Sections 7.3(a) and 7.3(b).

                                  ARTICLE VIII
                                     CLOSING

         Section 8.1 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Baker & McKenzie Amsterdam N.V., Leidseplein 29, 1000 CS, Amsterdam, The Netherlands, at 12:00 P.M. on the third (3rd) Business Day after the date that Seller or the DIC Parties notify the other Party, that the conditions precedent specified in
Article VII have been satisfied or waived by all of the Parties permitted to waive such conditions (the "Closing Date") (other than conditions to be satisfied or waived at the Closing); provided, however, that in no event shall the Closing take place before the later of (x) the date that is 120 days following the date of this Agreement or (y) in the event that any Other Equity Holder makes a bona fide election to exercise its Tag Along Rights as described in Section 3.3, the date that is 60 days following the date of such exercise.

         Section 8.2 Deliveries of Seller. On the Closing Date, Seller shall deliver to the DIC Parties:

                 (a) A receipt duly issued by Seller for the payment of the portion of the Purchase Price referenced in Section 2.3, substantially in the form attached hereto as Exhibit 8.2(a);

                 (b) Subject to Section 6.10, letters of resignation, effective as of the Closing Date, of each Seller Director from each position each such Seller Director occupies with respect to the Company or Cellcom, and any such other writing that otherwise removes said directors from such positions in accordance with the Cellcom JV Agreement, Cellcom's articles of association and/or the Equity Rights Agreements;

                 (c) The documents required to be delivered pursuant to Sections 7.2(a), (b) and (c);

                 (d) A mutual release pursuant to Section 13.18 ("Mutual Release") duly executed by Seller;

                 (e)  Copies of the Required Regulatory Approvals described in
         Section 7.1(b) (to the extent deliverable);

                 (f) A certificate of the secretary or an assistant secretary of each of Seller and Seller Parent dated as of the Closing Date certifying resolutions of the board of directors of each of Seller and Seller Parent approving and authorizing the execution, delivery and performance by Seller and Seller Parent of this Agreement and the Acquisition Documents, and, to the extent applicable, the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and are in full force and effect (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller); and

                 (g) An assignment and assumption agreement, duly executed by Seller validly assigning all of Seller's rights, interests, duties and obligations under the Shareholders Agreement and the Option Agreement to Purchaser (the "Assignment Agreement").

         Section 8.3 Deliveries of the DIC Parties. On the Closing Date, the DIC Parties shall deliver to Seller:

                 (a)  The portion of the Purchase Price referenced in Section
         2.3 by wire transfer in immediately available funds to the bank account designated by Seller, in accordance with Section 2.3 of this Agreement;

                 (b) The documents required to be delivered pursuant to Sections 7.3(a), (b) and (c);

                 (c) A Mutual Release duly executed by each of DIC and Purchaser;

                 (d) Copies of the Required Regulatory Approvals (to the extent deliverable);

                 (e) A certificate of an officer of each of DIC and Purchaser dated as of the Closing Date certifying resolutions of the board of directors of DIC and Purchaser approving and authorizing the execution, delivery and performance by DIC and Purchaser of this Agreement and the Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and are in full force and effect (together with an incumbency and signature certificate regarding the Persons signing on behalf of DIC and Purchaser);

                 (f) An assignment and assumption letter pursuant to which Purchaser shall become a party to the Shareholders Agreement; and

                 (g)  The Assignment Agreement duly executed by Purchaser.

         Section 8.4 Notarial Deed. The notarial deed of transfer (the "Notarial Deed"), a form of which is attached hereto as Exhibit 8.4, will be executed upon the Closing before one of the civil law notaries of Baker & McKenzie Amsterdam N.V.

         Section 8.5 Share Registry. Promptly upon the execution of the Notarial Deed, Purchaser shall cause a notation to be made in the shareholder registry of the Company regarding the transfer of the Subject Shares.

         Section 8.6  Shareholders' Meeting.  The DIC Parties undertake to cause
(i) the Company and (ii) each of Cellcom and Support Net, to hold an ordinary shareholders' meeting at the Closing or, if Purchaser acquires only the Subject Shares at Closing, then at such time as DIC Parties or any IDB Affiliate has sufficient power to cause the Company, Support Net or Cellcom to do so, to approve the duties discharged by the members of the Company Board and the board of managing directors of Support Net and the board of directors of Cellcom and of any board of directors of any other Majority-Owned Affiliate of the Company, Support Net or Cellcom, in each case appointed by Seller, and, subject to the delivery of a Waiver of Claims in the form attached as Exhibit 6.9(a) hereto by each such managing director or director, release them from any liability vis-a-vis the Company, Cellcom or Support Net, as the case may be, under applicable Law.

                                   ARTICLE IX
                                 INDEMNIFICATION

         Section 9.1 Survival. All representations and warranties of the parties hereto contained herein (other than those contained in Sections 4.1, 4.2 and 4.8 and Sections 5.1 and 5.2) shall survive for a period of eighteen (18) months after the Closing Date. The representations and warranties contained in Sections 4.1, 4.2 and 4.8 and Sections 5.1 and 5.2 shall survive for a period of seven (7) years after the Closing Date. All covenants, agreements and obligations contained in this Agreement shall survive until performed or complied with in full, other than the right of the DIC Parties to make a claim for indemnification pursuant to Section 9.2(c), which shall survive for seven
(7) years.

         Section 9.2 Indemnification by Seller. Subject to Section 9.4, from and after the Closing Date Seller shall indemnify the DIC Parties and the Purchaser Indemnified Persons against, and agrees to hold the DIC Parties and the Purchaser Indemnified Persons harmless from, any and all Losses incurred or suffered by the DIC Parties and Purchaser Indemnified Persons arising out of any of the following:

                 (a) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement (other than, for the avoidance of doubt, (i) any breach or inaccuracy of the representations and warranties contained in Section 4.2 to the extent arising from any amendment to any Equity Rights Agreement permitted by Section 6.11, or
         (ii) any breach or inaccuracy of the representations and warranties contained in Section 4.7 to the extent that the subject matter of such claim relates to any Other Equity Holder, including, without limitation, the obtaining of any Required Equity Holder Approvals);

                 (b) any breach of or failure by Seller to perform any covenant or obligation of Seller set forth in this Agreement; and

                 (c) any Taxes of the Company other than Israeli Taxes in respect of Tax periods or portions of Tax periods ending on or before March 31, 2005, except for any such Taxes paid prior to the Closing Date.

         Section 9.3 Indemnification by the DIC Parties. From and after the Closing Date, the DIC Parties shall indemnify Seller and the Seller Indemnified Persons against, and agrees to hold Seller and the Seller Indemnified Persons harmless from, any and all Losses incurred or suffered by Seller and Seller Indemnified Persons arising out of any of the following:

                 (a) any breach of or any inaccuracy in any representation or warranty made by the DIC Parties in this Agreement;

                 (b) any breach of or failure by the DIC Parties to perform any covenant or obligation of the DIC Parties set forth in this Agreement;

                 (c) any occurrence, event, act or omission of or involving the Company, Cellcom, Support Net or the DIC Parties after the Closing Date, including, without limitation, any claims, lawsuits or Losses relating, or with respect, to (i) any liabilities under or with respect to any other agreement or arrangement assumed by the Company,

         Cellcom, Support Net or the DIC Parties and (ii) any indebtedness of the Company, Cellcom or Support Net; and

                 (d) any and all Taxes of the Company, Cellcom or Support Net in respect of Tax periods or portions of Tax periods ending after March 31, 2005; provided, however, that the DIC Parties shall in no event be required to indemnify Seller for any Taxes imposed upon the Transfer of the Subject Shares pursuant hereto other than pursuant to Section 2.4.

         Section 9.4 Limitations on Liability of Seller. (a) Notwithstanding any other provision of this Agreement, Seller shall not have any liability under or in connection with this Agreement or the transactions contemplated hereby (including under Section 9.2), or otherwise for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason unless, and in each case only to the extent that, the DIC Parties and Purchaser Indemnified Parties shall have incurred or suffered, as to all inaccuracies and breaches and liability for indemnification hereunder, aggregate indemnifiable Losses in excess of Six Million U.S. Dollars (US$6,000,000) (the "Indemnity Deductible"), and then only for the amount of such excess.

         (b) Notwithstanding any other provision of this Agreement, (i) Seller shall not have any liability under or in connection with this Agreement or the transactions contemplated hereby (including under Section 9.2 or otherwise for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason) in excess of, as to all representations, warranties, covenants, obligations and other reasons the Purchase Price (as adjusted as described in Section 2.2 but without taking account any payments made in respect of any successful indemnification claims made pursuant to Sections 9.2 or 9.3), and (ii) subject to the limitations set forth in this Article IX, Seller shall not be responsible for any particular indemnification claim pursuant to Section 9.2 insofar as such claim relates to Losses in respect of the Company, Cellcom or Support Net for an amount that exceeds the product of (i) the amount of such indemnification claim otherwise payable pursuant to this Article IX and (ii) the applicable Allocation Percentage.

         (c) In no event shall Seller have any liability for any claims by or with respect to any past, current or future employees of the Company (other than any Seller Director (but except to the extent any such claims of a Seller Director are subject to a director indemnification agreement with the DIC Parties entered into pursuant to Section 6.10)), Cellcom or Support Net (or for any Losses relating thereto) which are first made after the Closing Date, including any claims that arise out of or in connection with (i) any injuries to, or deaths or illnesses of, such employees or (ii) any severance or other claims related to the termination of such employees.

         (d) The sole and exclusive liability and responsibility of Seller to the DIC Parties under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason), and the sole and exclusive remedy of the DIC Parties with respect to any of the foregoing, shall be as set forth in this Article IX (other than with respect to fraud or willful misconduct) and as set forth in Sections
11.2 and 13.16. Other than pursuant to this Article IX and Sections 11.2 and 13.16, the DIC Parties on behalf of themselves, their Affiliates, and each of their respective Representatives, hereby waive and release, to the fullest extent permitted under applicable Law, any and all rights (including any other right to indemnification, contribution or recovery), claims and causes of action (including those of any nature, known or unknown, or based on any legal theory, whether common law or any statute, contract, tort or other legal theory) it may have against Seller, the Company, Cellcom, Support Net, or any of their respective Affiliates, stockholders or Representatives, arising from or relating to the negotiation or subject matter of this Agreement, whether arising under or based upon any applicable Law, rule, regulation, order, judgment or decree or otherwise.

         (e) Each of Seller and the DIC Parties will only be liable for actual Losses, and in no event shall either Party have any liability for special, speculative, punitive, indirect, consequential or multiple-based damages or for lost profits or lost business opportunities, with regard to indemnification or other claims hereunder; provided, however, that nothing in this Section 9.4(e) shall in any way derogate from the DIC Parties' obligations under Sections 2.4 or 2.5.

         Section 9.5 Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 9.6, but in any event no later than twenty (20) days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall be prepared and presented in good faith, and shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in
Section 9.4 have been satisfied; provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

         Section 9.6 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than twenty (20) days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall be prepared and presented in good faith, and shall specify in reasonable detail the nature and amount of such claim together with all documents delivered to the Indemnified Person by or on behalf of such third party Person and such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 have been satisfied); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to
Section 9.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, and such Indemnified Person will refrain, subject to any applicable Law and the regulations of any applicable stock exchange (provided, that the Indemnified Person will use best efforts to provide the Indemnifying Person with no less than twenty-four hours' notice in the event that it is required to make any public announcement or communication with the news media) from making any public announcements in respect of such claim, suit, action or proceeding or otherwise communicating with the news media without the prior consent of the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         Section 9.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (b) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

         Section 9.8 Time Limits. Any right to indemnification or other recovery under this Article IX shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person within the applicable time period set forth in Sections 9.1 and/or 9.5. If any claim for indemnification or other recovery is timely asserted under Sections 9.1 and/or 9.5, the Indemnified Person shall have the right to bring an action, suit or proceeding with respect to such claim within one year after first giving the Indemnifying Person notice thereof, but may not bring any such action, suit or proceeding thereafter.

         Section 9.9 Net Losses and Subrogation; Offset. (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be based on actual Losses incurred and shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person from any insurance policy provided or maintained by or on behalf of the Company, Cellcom, Support Net, Seller, the DIC Parties or any of their respective Affiliates with respect to such Losses, (ii) any net Tax benefit realized by the Indemnified Person arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise Commercially Reasonable Efforts to obtain such proceeds, benefits and recoveries, and to take all reasonable actions to mitigate the amount of any Losses incurred or suffered by such Indemnified Person. If any such proceeds, benefits or recoveries are received by an Indemnified Person with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person shall promptly, but in any event no later than ten (10) Business

Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

         (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person against any third party in respect of the Losses to which such payment relates. Such Indemnified Person and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

                                   ARTICLE X
                                   ARBITRATION

         Section 10.1 Arbitration. (a) In the event of any dispute between the Parties arising out of or in relation to or in connection with this Agreement or its validity, they shall use their Commercially Reasonable Efforts to resolve the matter on an amicable basis.

         (b) If either Party serves formal written notice on the other Party or Parties, as the case may be, of a material dispute and such dispute is not settled amicably within a period of thirty (30) days from the service of such notice, then the dispute shall be referred in writing to the President of DIC and to the Managing Director of Corporate Development-International Mergers & Acquisitions of Seller Parent. No legal proceedings by one party against the other under this Agreement will be brought unless and until such procedure has been followed.

         (c) If the President of DIC and the Managing Director of Corporate Development-International Mergers & Acquisitions of Seller Parent shall have been unable to resolve any such dispute referred to them as aforesaid within sixty (60) days of the written referral described in Section 10.1(b), that dispute shall be referred to any finally settled under the Arbitration Rules (the "NAI Rules") of the Netherlands Arbitration Institute; provided, however that the Parties agree that rather than the rules regarding the taking of evidence imposed by the NAI Rules, the IBA Rules on the Taking of Evidence in International Arbitration shall instead be applicable to all such disputes. The arbitral procedure shall take place in Amsterdam and shall be conducted in the English language. The arbitral tribunal shall be composed of three (3) arbitrators to be appointed in accordance with the NAI Rules and will deliver its decision in accordance with the rules of law.

         (d) The arbitration award shall be final and binding upon the parties to such arbitration and judgment thereon may be entered in any court having jurisdiction.

         (e) Notwithstanding the foregoing but subject to Section 13.13, the Parties shall be entitled to seek any temporary, preliminary or conservatory measures from any court before or pending resolution of the dispute by arbitration.

                                   ARTICLE XI
                                   TERMINATION

         Section 11.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Closing Date:

         (a)  with the mutual consent of Seller and the DIC Parties;

         (b) by Seller or the DIC Parties, if the Closing shall not have taken place on or before December 31, 2005; provided, that if the Closing shall not have occurred on or before December 31, 2005 solely due to (A) the imposition of any Closing Legal Prohibition or (B) the pendency of any action or proceeding, whether in arbitration or litigation, and whether brought by or against Seller and/or any of its Affiliates, relating to the transactions contemplated hereby, including the obtaining of any Closing Required Equity Holder Approvals and/or the General Shareholder Approval, then the Closing Date will be automatically extended, to the last day of each calendar month commencing with January 31, 2006, through December 31, 2006, unless either the DIC Parties or Seller provide written notice at least ten (10) days prior to the commencement of such month to the other that such automatic monthly extension should not occur, in which case, such automatic extension in respect of that month and thereafter will not occur (the "Termination Date"); provided, further, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) Seller if the failure of Seller to fulfill any of its obligations under this Agreement, or the breach of or inaccuracy in any representation or warranty by Seller in this Agreement, has been the cause of or resulted in the failure of the Closing to occur on or before the Termination Date or (ii) the DIC Parties if the failure of the DIC Parties to fulfill any of their obligations under this Agreement, or the breach of or inaccuracy in any representation or warranty by the DIC Parties in this Agreement, has been the cause of or resulted in the failure of the Closing to occur on or before Termination Date;

         (c) by either of Seller or the DIC Parties if the other Party makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against such Party seeking to adjudicate such party as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization;

         (d) by the DIC Parties, if there shall have been a material breach of any representation or warranty or any covenant or obligation of Seller hereunder, and the falsity, inaccuracy or incorrectness of any such representation or warranty or the material breach of any such covenant or obligation would cause the conditions to the Closing set forth in Sections 7.2(a) and/or 7.2(b) not to be satisfied by the Termination Date, and in any case such breach shall not have been remedied within thirty (30) days after receipt by Seller of a notice in writing from the DIC Parties specifying the breach and requesting that such breach be remedied; or

         (e) by Seller, if there shall have been a material breach of any representation or warranty or any covenant or obligation of the DIC Parties hereunder, and the falsity, inaccuracy or incorrectness of such representation or warranty or the material breach of such covenant or obligation would cause the conditions to the Closing set forth in Sections 7.3(a) and/or 7.3(b) not to be satisfied by the Termination Date, and in any case such breach shall not have been remedied within thirty (30) days after receipt by the DIC Parties of notice in writing from Seller specifying the breach and requesting that such breach be remedied.

In the event of termination by Seller or the DIC Parties pursuant to this
Section 11.1 (other than Section 11.1(a)), written notice thereof shall be given to the other party.

         Section 11.2 Effect of Termination. If this Agreement is duly terminated pursuant to Section 11.1, there shall be no liability hereunder on the part of Seller, the DIC Parties, or any of their respective Affiliates and Representatives, and no party shall have any right to sue for a breach of any representation or warranty contained herein and all obligations of the parties hereunder shall terminate except that (i) the obligations set forth in Sections
6.4 (Confidentiality), 13.1 (Expenses) and 13.10 (Publicity) shall survive the termination of this Agreement, and (ii) any right or remedy which accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each Party may enforce all rights and remedies available to such Party hereunder or under applicable Laws in respect of such termination and so that any Party responsible for any intentional breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.

                                  ARTICLE XII
                                OTHER AGREEMENTS

         Section 12.1 Seller Parent Guaranty. (a) Seller Parent hereby unconditionally and absolutely guarantees the due and punctual payment and performance by Seller of all of its obligations and liabilities arising under
Section 9.2 of this Agreement, whether absolute or contingent, now or hereafter existing, or due or to become due (collectively, the "Seller Liabilities"). The guaranty provided by Seller Parent pursuant to this Section 12.1 constitutes a guaranty of payment and performance when due and not of collection, and Seller Parent specifically agrees that it shall not be necessary or required that any Purchaser Indemnified Person exercise any right, assert any claim or demand or enforce any remedy whatsoever against Seller or any other Person before or as a condition to the obligations of Seller Parent hereunder. The DIC Parties agree to provide Seller Parent with prompt notice of any breach or default with respect to any of the Seller Liabilities, provided that any failure by the DIC Parties to provide such notice shall in no way limit, waive, release, discharge or otherwise affect in any manner whatsoever the obligations of Seller Parent under this Section 12.1.

         (b) Notwithstanding anything in this Agreement to the contrary, Seller Parent shall be entitled to the benefit of and may assert as a defense against any claim under this Agreement any limitation, defense, set off or counterclaim that Seller could have asserted, other than defenses based upon or relating to
(i) Seller's insolvency, bankruptcy or similar inability to pay or perform or
(ii) the due authorization, execution, delivery, enforceability or validity of this Agreement or any of the other Acquisition Documents by or against Seller.

         Section 12.2 Mergers, Consolidations, Sales. (a) Seller Parent covenants that if it dissolves or otherwise disposes of all or substantially all its assets or consolidates with or merges into another Person or entity, then it will cause the surviving or successor Person to assume in writing its obligations under this Article XII.

         (b) If a consolidation, merger or sale or other transfer is made as permitted by this Section 12.2, the provisions of this Section 12.2 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this
Section 12.2.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         Section 13.1  Expenses.  Except as otherwise expressly stated in
Section 3.2(b) and elsewhere in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Acquisition Documents and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing Date shall have occurred.

         Section 13.2 Entire Agreement. This Agreement, the Confidentiality Agreement and the other Acquisition Documents, constitute the sole understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings of the Parties hereto with respect to the transactions contemplated by this Agreement.

         Section 13.3 Parties in Interest; Assignment. DIC and Purchaser shall be jointly and severally liable for all obligations, liabilities or agreements of the "DIC Parties" under this Agreement. This Agreement is binding upon and is solely for the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. None of DIC, Purchaser or Seller may assign this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that (i)(a) Seller may at any time assign the rights and obligations hereunder to any wholly-owned direct or indirect subsidiary of Seller Parent upon written notice to the DIC Parties, provided that such transferee agrees in writing to be bound by the provisions hereof as if such transferee were Seller hereunder, and (b) Seller Parent shall remain liable pursuant to Section 12.1 as a guarantor of such transferee, and (ii) each of DIC and Purchaser may at any time assign its rights and obligations hereunder and/or delegate its obligations hereunder to any IDB Affiliate so long as (x) any such IDB Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (y) if any such IDB Affiliate is to purchase the Subject Shares, then such entity is organized under the Laws of The Netherlands, and (z) DIC shall remain liable for all such assigned or delegated obligations under this Agreement. Any attempted assignment not in compliance with the terms of this Agreement is null and void.

         Section 13.4 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Person or Governmental Authority other than the Parties signatory hereto and their respective successors and permitted assigns any benefit or rights (including without limitation any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, nor is anything in this Agreement intended to relieve or discharge the liability of any third Person or Governmental Authority to any Party to this Agreement, nor shall any provision give any third Person or Governmental Authority any right of subrogation or action over or against any Party to this Agreement.

         Section 13.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 13.6 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by facsimile or other standard form of telecommunication, including e-mail, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the DIC Parties:

Discount Investment Corporation Ltd.
3 Azrieli Center, 44th Floor
The Triangular Tower
Tel-Aviv  67023
Israel
Telephone:        (972-3) 607-5888
Fax:              (972-3) 607-5877
E-mail:           ami.erel@dic.co.il
Attention:        Ami Erel
                  President and CEO


With a copy to:

Goldfarb, Levy, Eran & Co.
2 Weizmann Street
Tel Aviv  64239
Israel
Telephone:        (972-3) 608-9802
Fax:              (972-3) 608-9909
E-mail:           oded.eran@glelaw.com
Attention:        Oded Eran
                  Advocate

If to Seller:

BellSouth Holdings B.V.
c/o BellSouth Enterprises, Inc.
1155 Peachtree St. NE, Suite 1922
Atlanta, Georgia  30309
United States of America
Telephone:        (404) 249-2621
Fax:              (404) 249-4740
E-mail:           jeffrey.dickerson@bellsouth.com
Attention:        Jeffrey Dickerson
                  Managing Director - Corporate Development

With copies to:

BellSouth Corporation
c/o BellSouth Enterprises, Inc.
1155 Peachtree St. NE, Suite 1800
Atlanta, Georgia  30309
United States of America
Telephone:        (404) 249-2708
Fax:              (404) 249-2629
E-mail:           john.whelchel@bellsouth.com
Attention:        E. John Whelchel
                  Chief Finance Counsel

or to such other addresses as DIC, Purchaser or Seller, as the case may be, may have furnished to the other Party in writing in accordance with this Section
13.6. Notwithstanding any provision to the contrary contained in this Agreement, any notice properly given by Seller or Seller Parent to either DIC or Purchaser shall be deemed to have been given concurrently to both DIC and Purchaser in satisfaction of all applicable notice requirements.

         Section 13.7 Waivers. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. For the avoidance of doubt, no waiver by either Seller or Seller Parent in respect of any obligations, liabilities or agreements of either DIC or Purchaser shall also be deemed a waiver of any obligations, liabilities or agreements in respect of the subject matter thereof of both DIC and Purchaser unless so expressly stated.

         Section 13.8 Counterparts. This Agreement may be executed in any number of counterparts, provided at least one counterpart is given to each Party, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

         Section 13.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as to be enforceable.

         Section 13.10 Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by the DIC Parties, Seller or any of their respective Affiliates or Representatives, without the prior written agreement of the DIC Parties and Seller, in any case, as to form, content, timing and manner of distribution or publication, such agreement not to be unreasonably withheld. On and after the Closing Date, each of Seller and the DIC Parties agree to hold confidential the terms and provisions of this Agreement and the terms of the transactions contemplated hereby.
Notwithstanding the foregoing, nothing in this Section 13.10 shall prevent either party from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange, upon one (1) Business Day's prior notice of the proposed disclosure to the other Party (with a copy in English of the proposed disclosure) (or such shorter period (provided, that such Party shall use best efforts to provide at least twenty-four hours notice) as may be required under any applicable Law or regulations of any applicable stock exchange), (b) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or (c) enforcing its rights hereunder, or (d) obtaining all Required Regulatory Approvals.

         Section 13.11 Further Assurances. From time to time after the Closing, at the reasonable request of either of Seller or the DIC Parties, the other Party shall promptly execute and deliver all other reasonable documents and take all further reasonable actions in order to effectuate completely the transfer and assignment to Purchaser of the Subject Shares, and to otherwise carry out the purposes of this Agreement.

         Section 13.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         Section 13.13 Jurisdiction. For purposes of any dispute or claim arising out of, relating to, or in connection with this Agreement, each of the Parties hereby irrevocably submits and consents to the jurisdiction of any competent court in Amsterdam, The Netherlands.

         Section 13.14 Use of the English Language. This Agreement has been prepared and signed in the English language. In the event of any conflict or inconsistency between the English language version and any translation hereof made for any purpose, the English language version shall govern the interpretation and construction hereof and for any and all other purposes, except as may be otherwise required by applicable Law.

         Section 13.15 Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by, or on behalf of, each of the Parties.

         Section 13.16 Specific Performance. Each of the Parties acknowledges and agrees that the DIC Parties and Seller would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, notwithstanding the provisions of Article X (including the notice provisions of Section 10.1(b) thereof) each of the Parties agrees that the DIC Parties and Seller shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court or arbitral body having jurisdiction over the Person or the property of the Person against whom enforcement is sought, in addition to any other remedy to which it may be entitled pursuant hereto.

         Section 13.17 Schedules. Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed to the DIC Parties for all purposes of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule hereto is or is not material for purposes of this Agreement.

         Section 13.18 Mutual Release. (a) As of the Closing Date, the DIC Parties shall voluntarily and unconditionally release and forever discharge Seller and its parents, subsidiaries and associated companies and other Affiliates, and each of their respective predecessors, successors and assigns and current and former Representatives from any and all actions, causes of action, claims, demands suits, debts, obligations, losses, liabilities or whatsoever kind or nature, whether known or unknown and whether in law, arbitration equity or otherwise, of the DIC Parties and each of their respective predecessors, successors and assigns and current and former Representatives, relating to the Company, Cellcom their subsidiaries or any of their respective Affiliates, or their businesses (except for rights or obligations arising under this Agreement or the Acquisition Documents, including, under Article IX, and fraud and willful misconduct), that arise out of acts, events, conditions or omissions occurring or existing from the time the Company (or any predecessor thereof) or Cellcom was formed or otherwise organized to and including the Closing Date.

         (b) As of the Closing Date, Seller shall voluntarily and unconditionally release and forever discharge the DIC Parties and its parents, subsidiaries and associated companies and other Affiliates, and the Company, Support Net and Cellcom, and each of their respective predecessors, successors and assigns and current and former Representatives (other than any Representatives that are also Representatives of any Other Equity Holder or any officers or directors of the Company, Cellcom or Support Net that have been designated by any Other Equity Holder) from any and all actions, causes of action, claims, demands suits, debts, obligations, losses, liabilities or whatsoever kind or nature, whether known or unknown and whether in law, arbitration, equity or otherwise, of Seller and each of its respective predecessors, successors and assigns and current and former Representatives, relating to the Company, Cellcom, their subsidiaries or any of respective Affiliates, or their businesses (except for rights or obligations arising under this Agreement or the Acquisition Documents, including under Article IX and fraud and willful misconduct) that arise out of acts, events, conditions or omissions occurring or existing from the time the Company (or any predecessor thereof) or Cellcom was formed or otherwise organized to and including the Closing Date.

         (c) At such time as the DIC Parties or any IDB Affiliate, or any of their respective Affiliates, has sufficient power to cause the Company, Cellcom or Support Net to do so, the DIC Parties shall cause the Company, Cellcom and Support Net to voluntarily and unconditionally release and forever discharge Seller and its parents, subsidiaries and associated companies and other Affiliates, and each of their respective predecessors, successors and assigns and current and former Representatives from any and all actions, causes of action, claims, demands suits, debts, obligations, losses, liabilities or whatsoever kind or nature, whether known or unknown and whether in law, arbitration equity or otherwise, of the Company, Cellcom and Support Net, and each of their respective predecessors, successors and assigns and current and former Representatives (other than any Representatives that are also Representatives of any Other Equity Holder or any officers or directors of the Company, Cellcom or Support Net that have been designated by any Other Equity Holder), relating to the Company, Cellcom, Support Net and each of their respective subsidiaries or Affiliates, or their respective businesses (except for rights or obligations arising under this Agreement or the Acquisition Documents, including, under Article IX, and fraud and willful misconduct), that arise out of acts, events, conditions or omissions occurring or existing from the time the Company (or any predecessor thereof) or Cellcom was formed or otherwise organized to and including the Closing Date.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, each of the Parties hereto has duly executed or caused this Agreement to be duly executed on its behalf as of the date first above written.


                               THE DIC PARTIES:


                               DISCOUNT INVESTMENT COMMUNICATIONS B.V.


                                     By:    /s/ Raanan Cohen   /s/ Michel Dahan
                                     Name:  Raanan Cohen       Michel Dahan
                                     Title: Managing Director  Managing Director



                               DISCOUNT INVESTMENT CORPORATION LTD.


                                     By:    /s/ Raanan Cohen   /s/ Michel Dahan
                                     Name:  Raanan Cohen       Michel Dahan
                                     Title: Vice President     Comptroller

                               SELLER:


                               BELLSOUTH HOLDINGS B.V.

                               By:  ING Management (Nederland) B.V.

                                      By:  /s/ L.J.M. Duysens
                                           Name:  L.J.M Duysens
                                           Title: General Proxy Holder

                                      By:  /s/ A.J. Hooft van Huysduynen
                                           Name:  A.J. Hooft van Huysduynen
                                           Title: General Proxy Holder


                               SELLER PARENT:


                               BELLSOUTH CORPORATION,
                               For purposes of Article XII only.


                                      By:  /s/ Jeffrey A. Dickerson
                                           Name:  Jeffrey A. Dickerson
                                           Title: Authorized Signatory